Exhibit 6.76.2

Arizona Association of REALTORS

ADDENDUM 1

Document updated: June 1993

ARIZONA association of REALTORS® — REAL SOLUTIONS. REALTOR® SUCCESS

The pre-printed portion of this form has been drafted by the Arizona Association of REALTORS®. Any change in the pre-printed language of this form must be made in a prominent manner. No representations are made as to the legal validity, adequacy and/or effects of any provision, including tax consequences thereof. If you desire legal, tax or other professional advice, please consult your attorney, tax advisor or professional consultant.

This is an addendum originated by the: ☐ Seller ☒ Buyer ☐ Landlord ☐ Tenant.

This is an addendum to the Contract dated 09/08/2021 (MO/DA/YR) between the following Parties:

Seller/Landlord: [redacted]

Buyer/Tenant: Arrived Holdings, Inc. and/or Assigns

Premises: 6180 W Bandelier Court Tucson AZ 85742

The following additional terms and conditions are hereby included as a part of the Contract between Seller and Buyer for the above referenced Premises:

1. The SELLERS name as [redacted] is to be DELETED and [redacted] is to be ADDED to the Residential Resale Purchase Contract and all corresponding documents.

2. All other terms and conditions to remain the same.

The undersigned agrees to the additional terms and conditions and acknowledges receipt of a copy hereof.

AuthentiSIGN

Cameron Wu, VP of Investments 09/08/2021

☐ Seller ☒ Buyer MO/DA/YR

☐ Seller ☐ Buyer ☐ Landlord ☐ Tenant MO/DA/YR

[redacted] 9/8/2021

☐ Seller ☐ Buyer ☐ Landlord ☐ Tenant MO/DA/YR

☐ Seller ☐ Buyer ☐ Landlord ☐ Tenant MO/DA/YR

For Broker Use Only:

Brokerage File/Log No. ________ Manager's Initials ________ Broker's Initials ________ Date ________ (MO/DA/YR)

[redacted]

InstanetFORMS